Exhibit 99.1

FOR IMMEDIATE RELEASE	FOR MORE INFORMATION CONTACT:
June 4, 2008	Scott Schroeder (281) 589-4993

Cabot Oil & Gas to Buy East Texas Assets

Bossier/Haynesville Potential

HOUSTON, June 4, 2008 – Cabot Oil & Gas Corporation (NYSE:COG) announced today it has executed a definitive agreement to acquire producing properties, leasehold acreage and a gathering infrastructure from a private party for $602.8 million.

Included in the purchase are:

•	Approximately 25,000 gross acres in the Minden area in east Texas with a 97 percent average working interest.

•	Proved reserves estimated by Cabot to approximate 176 billion cubic feet equivalent (Bcfe) (allocated mainly to the Cotton Valley formation).

•	Approximately 32 million net cubic feet of natural gas equivalent (Mmcfe) per day to add to Cabot’s production.

•	Infrastructure, which includes 33 miles of pipeline, 5,400 horsepower of compression and four water disposal wells, valued at about $26 million.

These properties were acquired by Cabot to realize significant growth in production and reserves and also to capture additional opportunity to exploit the Bossier/Haynesville. “Cabot has drilled 77 wells in the Minden area on its 12,700 acres with a 100% success rate since our initial discovery in 2006. The acquired acreage lies in immediate proximity to our existing acreage, which enhances our ongoing development of the Pettet, Travis Peak and Cotton Valley formations. There is also significant incremental exposure to the emerging Bossier/Haynesville opportunities,” said Dan O. Dinges, Chairman, President and Chief Executive Officer. “The property is essentially cash flow neutral at the current production rate with four rigs drilling. Anticipated production growth from future drilling activity will generate additional cash flow to allocate towards exploitation of the Bossier/Haynesville,” Dinges added. “Over 98 percent of Cabot’s combined total acreage of 37,700 in the greater Minden area is undeveloped below the Cotton Valley formation. The timing of this acquisition fits well considering we will spud our first of several planned horizontal Bossier/Haynesville wells on Cabot’s existing Minden acreage in the next several weeks.”

To lock in margins and to ensure cash flow to execute the drilling program without dilution to Cabot’s 2008 capital program, the Company placed swaps covering estimated production for the remainder of 2008, and all of 2009 and 2010. The volumes swapped during this period represent revenues of over $600 million from 47.5 Bcfe, or approximately 27 percent, of the acquired proved reserves. Swaps for 2008, 2009 and 2010 were set at $13.15, $12.18, and $11.43 per Mcf, respectively, net to the properties for natural gas and $125.35 average swap price for oil over the same period.

In addition to the proved reserves disclosed above, Cabot expects to benefit from significant resource potential through 300-400 probable and possible deepenings or new locations. This transaction is subject to customary closing conditions and will be financed through a combination of debt and common equity. The Company will host a conference call Thursday, June 5, 2008 at 9:30 a.m. CDT to discuss the details of the transaction. You are invited to listen to the call which will be broadcast live over the Internet at www.cabotog.com.

Cabot Oil & Gas Corporation, headquartered in Houston, Texas is a leading independent natural gas producer with substantial interests in the Gulf Coast, including Texas and Louisiana; the West, with the Rocky Mountains and Mid-Continent; the East and in Canada. For additional information, visit the Company’s Internet homepage at www.cabotog.com.

The statements regarding future financial performance and results and the other statements which are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including, but not limited to, market factors, the market price (including regional basis differentials) of natural gas and oil, results of future drilling and marketing activity, future production and costs, and other factors detailed in the Company’s Securities and Exchange Commission filings.

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